Exhibit 99.1

7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Sale of Amayapampa Project (Bolivia) to Republic Gold Limited, and Other News

Denver, Colorado, April 7, 2008 – Vista Gold Corp. (“Vista”) (TSX & AMEX: VGZ) is pleased to announce the sale of its wholly-owned subsidiary Vista Gold (Antigua) Corp. (“Vista Gold Antigua”) to Republic Gold Limited (“Republic”). Vista Gold Antigua indirectly held Vista’s interest in the Amayapampa gold project in Bolivia. Under the terms of the transaction, Republic has agreed to pay Vista US$3.0 million in three payments of US$1.0 million. The first of these payments is due and payable upon the start of commercial production (as defined in the purchase and sale agreement) at Amayapampa followed by US$1.0 million payments on each of the first and second anniversaries of the start of commercial production.  In addition, Republic has agreed to pay Vista a net smelter return royalty (“NSR”) on the gold produced by or on behalf of Republic from the Amayapampa project in varying percentages depending on the price of gold per ounce. When gold is between US$500.01 and US$650.00 per ounce, a 2% NSR is payable, when the price of gold is between US$650.01 and US$750.00 per ounce, a 3% NSR is payable, and when the price of gold is US$750.01 per ounce and above, the NSR will be 3.5%. The NSR is capped at 720,000 gold equivalent ounces and no NSR payments are due to Vista if the gold price is below US$500 per ounce. Vista will retain a first right of refusal in the event Republic decides to sell the property and will also retain a right to re-acquire the property if Republic or Vista Gold Antigua have not moved to close a financing under a project financing facility within five years.

Fred Earnest, Vista’s President and COO, stated, “We view the sale of Amayapampa as a strategic divestiture that will allow us to concentrate our financial and personnel resources on developing our larger Paredones Amarillos (Mexico) and Mt. Todd (Australia) projects. Republic has been involved in the Amayapampa project in recent years, and we believe that it has the experience and technical team to expeditiously place the project into production to take advantage of current gold price levels.”

Additionally, Howard Harlan, Vice President Business Development, has announced that he intends to retire after 40 years in the mining industry and has tendered his resignation effective April 4, 2008. Mike Richings, Executive Chairman and CEO said “on behalf of the Board and all his friends at Vista, I would like to wish him a long and happy retirement and to thank him for his hard work, loyalty and his many valuable contributions to Vista. Howard has had some of the more difficult and challenging tasks we have faced - he has always tackled them enthusiastically and with determination. We look forward to continuing our relationship in the future as he has indicated that he will be available to assist us on a part-time basis as a consultant”.

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would significantly increase their value. Vista is undertaking programs to advance the Paredones Amarillos Project, including a definitive feasibility study and the purchase of long delivery equipment items, so that construction can begin during the last quarter of 2008. The results of a preliminary assessment completed in 2007 on the Mt. Todd Project in Australia were encouraging and additional technical studies are underway with a definitive feasibility study planned for completion by mid-2009. Vista’s other holdings include the Guadalupe de los Reyes Project in Mexico, Yellow Pine Project in Idaho, Awak Mas Project in Indonesia, and the Long Valley Project in California.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 and forward-looking information within the meaning of applicable Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as the potential for gold production at the Amayapampa Project and timing for commencement of production; and timing and receipt of future payments in connection with the sale of the Amayapampa Project; the performance and results of feasibility studies including the ongoing bankable feasibility study for the Paredones Amarillos Project; and anticipated timing of commencement of construction and commencement of production at the Paredones Amarillos Project; results of drilling programs and plans for a feasibility study at the Mt. Todd Project; Vista’s future business strategy, competitive strengths, goals, operations, plans, potential project development, future share price and valuation, future gold prices, Vista’s potential status as a producer, and other such matters are forward-looking statements.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks relating to delays and incurrence of additional costs in connection with the feasibility study underway at our Paredones Amarillos Project; uncertainty of feasibility study results and preliminary assessments and of estimates on which such results are based; risks relating to delays in commencement and completion of construction at the Paredones Amarillos Project; risks of significant cost increases; risks of shortages of equipment or supplies; risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; uncertainty of being able to raise capital on favorable terms or at all; and external risks relating to the economy and credit markets in general; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities commissions.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com